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                                                                   EXHIBIT 10.10


                            TAX ALLOCATION AGREEMENT


         This Tax Allocation Agreement, made this 15th day of March, 2000, by and between Technical Olympic USA, Inc., a Delaware corporation ("Parent"), Newmark Homes Corp., a Nevada corporation and its wholly-owned subsidiaries and affiliates, whether presently existing or hereafter acquired (individually as "Subsidiary" and collectively as "Subsidiaries"), for the taxable years commencing on and after December 15, 1999.

         Whereas, Parent, Subsidiaries, and any other corporation which together with Parent form an affiliated group (the "Group") within the meaning of Section 1504(a) of the Internal Revenue Code ("Code") desire to file a consolidated Federal income tax return for the taxable period beginning December 16, 1999 and ending December 31, 1999, and for any subsequent taxable period for which the Group is required or permitted to file a consolidated tax return; and

         Whereas, Parent and Subsidiaries wish to preserve the economic rights and privileges which would accrue to each from the filing of separate Federal income tax returns and, further, wish to set forth their agreement regarding those rights and privileges, in writing:

         Now, therefore, Parent and Subsidiaries hereby agree as follows:

I.       Consolidated Return

         A. It would be to the mutual advantage to the parties hereto, and could result in a smaller aggregate Federal income tax liability for all parties, if a consolidated Federal income tax return is filed which will include any subsidiary and affiliate of the parties in accordance with the terms of the Code and related Income Tax Regulations ("Regulations").

         B. Parent and Subsidiaries shall file consents and other documents and take such action as may be necessary to file and to continue to file a consolidated tax return for the Group.

         C. Parent and Subsidiaries shall cause any corporation which hereafter becomes an affiliate of any of them and a member of the Group to join in this Agreement.

         D. Parent and Subsidiaries shall maintain, and shall cause any subsidiaries subsequently formed or acquired to maintain, concurrent fiscal years.

         E. Parent shall make all elections under the consolidated return Regulations or required to be made for the consolidated Group and shall approve all elections made with respect to each member of the Group.



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II.      Calculation of Individual Corporate Income Tax Liability

         A. Beginning with the period beginning December 16, 1999 and ending December 31, 1999 and for each tax year thereafter, each member of the Group will calculate its Federal income tax liability as if it were to file a separate Federal income tax return for such period.

         B. In so computing the individual Federal income tax liability of each member of the Group:

                  (1) Except as otherwise provided herein, "separate company taxable income" shall be determined as if Parent and each Subsidiary were filing a separate tax return, and the term will not have the same meaning as set forth in Section 1.1502-12 of the Regulations;

                  (2) Any dividends received by Parent from Subsidiaries, or by one Subsidiary from another, will be assumed to qualify for the 100% dividend received deduction of Code Section 243, or shall be eliminated from the calculation of separate company taxable income in accordance with Regulation 1.1502-14(a)(1):

                  (3) Gain or loss on intercompany transactions, whether deferred or not, shall be treated by each member of the Group in the manner required by Regulation 1.1502-13:

                  (4) Limitations on the calculation of a deduction, the utilization of credits, or the calculation of a liability shall be made on a consolidated basis. Accordingly, the limitations provided in Code Sections 170(b)(2), 172(b)(2), 38(c), 53(c) and
                           similar limitations shall be applied on a consolidated basis;

                  (5) The corporate alternative minimum tax ("AMT") imposed in Code Section 55 and AMT limitations and adjustments provided in Code Sections 56 through 59, shall be determined on a consolidated basis;

                  (6) The amounts in each taxable income bracket in the tax table in Code Section 11(b) shall be allocated in any given year to members of the Group as Parent shall elect. Such election shall be made on an annual basis and shall be binding upon all parties to this Agreement; and

                  (7) In calculating any carryback or carryover of net operating losses, adjustments shall be made to such prior and/or subsequent year's separate company tax liability as determined under Code Section 172(b).


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III.     Liability for Tax Payments

         A. Parent will pay the Federal income tax liabilities of the Group for any period in which the Group is required to file a consolidated Federal income tax return.

         B. If any Subsidiary would be subject to Federal income tax if it filed a separate Federal income tax return, that Subsidiary shall pay to Parent that sum which shall result from the calculations required by Paragraph II above.

         C. If any Subsidiary would be entitled to a refund of Federal income tax if it filed a separate Federal income tax return, Parent shall pay that Subsidiary that sum which shall result from the calculation required by Paragraph II above. No payments shall be made if currently generated losses or credits of any Subsidiary reduce the current tax liability of the consolidated Group until the Subsidiary can utilize the loss or credits against its separate company taxable income by way of a carryback or carryforward. In the event that a Subsidiary's separate company taxable income is a loss in any given year as calculated under Paragraph II, the Subsidiary will first offset this loss against prior years' taxable income. If the loss is greater than prior years' taxable income, the excess will be carried forward against future years' taxable income. The tax repayment from Parent to Subsidiary under this paragraph will be calculated on the amount of the loss carried back to prior years, and no further amount will be payable by Subsidiary to Parent until the losses carried forward are fully utilized against the Subsidiary's future years' income.

         D. With the exception of payment provided for under subparagraphs B and C of this Paragraph III, neither Parent nor any Subsidiary shall pay or credit any amount to the other hereunder, even though the Federal income tax liability of the Group may have been reduced by reason of the inclusion of a particular Subsidiary as a member of the Group.

         E. Payments to Parent by any Subsidiary must not include any deferred tax liability incurred by the Subsidiary.

         F. Notwithstanding anything to the contrary stated herein, Parent shall indemnify Subsidiaries on an after-tax basis (taking into account, when realized, any tax detriment or tax benefit to Subsidiaries of (i) a payment hereunder or (ii) the liability to the Internal Revenue Service giving rise to such a payment), with respect to and in the amount of:

                  (1) Any liability for Federal income tax incurred by Subsidiary or any subsidiary of Subsidiary for any taxable year with respect to which Subsidiary is included in the Parent's consolidated Federal income tax return; provided that Subsidiary shall have made payments to Parent as provided in this Agreement in complete satisfaction of the Subsidiary's individual corporate income tax liability for such taxable year;


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                  (2)      Any liability for Federal income tax incurred by a
                           Subsidiary or any subsidiary of Subsidiary to the extent attributable to any member of the Group (other than Subsidiary or any subsidiary of Subsidiary) and for which Subsidiary or such subsidiary is liable as a result of being included in a consolidated Federal income tax return of the Group; and

                  (3) Interest, penalties and additions to tax, and costs and expenses in connection with any liabilities described in subsections (1) or (2), above.

         Parent shall pay to Subsidiary amounts due under subsections (1), (2), or (3) to the extent such amounts are related to amounts under subsections (1), (2) or (3) above, no later than seven (7) days after the date of a final determination with respect thereto; provided, however, that no such indemnification shall be made to the extent that Subsidiary has failed to make a payment to Parent under the provisions of this Agreement.

IV.      Method and Time of Payment

Payments by Parent of consolidated estimated Federal income tax for the consolidated Group at the normal quarterly due dates will be reimbursed by the Subsidiaries at those quarterly due dates. Each Subsidiary shall make/receive these quarterly payments/receipts of estimated tax liability/repayment on account to/from Parent based on the Subsidiary's separate company taxable income calculated under Paragraph II above, as of the close of the appropriate quarter. As soon as the Group's consolidated tax liability for the year is determined, such Subsidiary shall make/receive payment to/from Parent pursuant to Paragraph III above, less amounts already paid for estimated tax.

V.       Adjustment of Tax Liability

In the event of any adjustment of the tax liability shown on the Federal income tax returns of the Group, by reason of the filing of an amended return or claim for refund, or arising out of an audit by a taxing authority, the liability of Parent and any Subsidiary hereunder shall be predetermined after fully giving effect to such adjustment as if such adjustment had been made as part of the original computation.

VI.      Earnings and Profits Adjustments

This Agreement is not intended to establish the method by which the earnings and profits of each member of the Group will be determined. Parent reserves the right to elect the method for allocating tax liability for the purposes of determining earnings and profits as set forth in Income Tax Regulations Sections 1.1552-1(a) and 1.1502-33(d).

VII.     Financial Statement Tax Provision

In consolidated financial statements of Parent and its Subsidiaries, the financial reporting policy for tax provision allocations shall be based upon a separate entity. The difference between the separate tax return basis and the consolidated financial reporting allocation basis shall be charged or credited to Parent's separate tax provision.



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VIII.    Successors Assigns

The provisions and terms of this Agreement shall be binding on and inure to the benefit of any successor, by merger, acquisition of assets or otherwise, or any of the parties hereto.

IX.      New Members

If, at any time, any other company becomes a member of the Group, the parties hereto agree that such member may become a party to this Agreement by executing a duplicate copy of this Agreement. Unless otherwise specified, such named member shall have all the rights and obligations of a Subsidiary under this Agreement.

X.       Duration

Unless earlier terminated by mutual agreement of the parties, this Agreement shall remain in effect with respect to any tax year for which consolidated tax returns are filed by the Group.

Notwithstanding the termination of this Agreement, its provisions will remain in effect with respect to any period of time during the tax year in which termination occurs, for which the income of the terminating party must be included in the consolidated return. The preceding sentence shall not be construed, however, to require a Subsidiary to contribute to consolidated tax liability for any period for which it files a separate return. Allocations of consolidated tax liability shall be made hereunder only for periods covered by a consolidated Federal income tax return.

XI.      General

All material including, but not limited to, returns, supporting schedules, workpapers, correspondence and other documents relating to the consolidated Federal income tax return shall be made available to any party to this Agreement during regular business hours.

         This Agreement contains the entire agreement of the parties and there are no agreements, representations, or warranties not contained herein. This Agreement may not be modified or amended except by written instrument executed with the same formality as this Agreement.



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         In Witness Whereof, the parties hereto have caused their names to be subscribed and executed by their respective authorized officers on the dates indicated, effective as of the date first written above.


TECHNICAL OLYMPIC USA, INC.

By:  /s/ Tommy L. McAden            Date:  March 20, 2000
Name:  Tommy L. McAden
Title:  Vice President and Chief Financial Officer


NEWMARK HOMES CORP.

By:  /s/ Lonnie M. Fedrick          Date:  March 22, 2000
Name:  Lonnie M. Fedrick
Title:  President and Chief Executive Officer




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                       JOINDER IN TAX ALLOCATION AGREEMENT


         The undersigned entity hereby joins in the Tax Allocation Agreement dated ____________ by and among Technical Olympic USA, Inc. and Newmark Homes Corp. and such of their affiliates, whether presently existing or hereafter acquired, as are or shall be part of the Group for taxable years commencing on or after December 15, 1999. A copy of the Tax Allocation Agreement is attached hereto as Exhibit A.

         Dated effective the ____________________.


                                   SUBSIDIARY


                                   By:
                                      -----------------------------------------

                                   Name:
                                        ---------------------------------------

                                   Title:
                                         --------------------------------------





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